Exhibit 7.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

November 30, 2012

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Computer Vision Systems Laboratories, Corp; Commission File Number 00-52818

To Whom It May Concern:

We have received a copy of, and are in agreement with, the statements being made by Computer Vision Systems Laboratories, Corp in Item 4.02 of its Form 8-K dated November 26, 2012 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Peter Messineo CPA